Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance	Tuesday, July 24, 2007
	(408) 432-1900	US1

LINEAR TECHNOLOGY REPORTS INCREASED REVENUES AND EARNINGS PER SHARE OVER THE PRIOR QUARTER. REVENUES AND EARNINGS PER SHARE FOR THE CURRENT FISCAL YEAR WERE SIMILAR TO THE PRIOR FISCAL YEAR.

Milpitas, California, July 24 2007, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter and year ended July 1, 2007.  Revenue for the fourth quarter of fiscal year 2007 increased 5.1% to $268.1 million over third quarter revenues of $255.0 million and decreased 8% or $24.8 million from $292.9 million in the fourth quarter of fiscal year 2006.  Diluted earnings per share (“EPS”) of $0.36 increased $.04 a share over third quarter diluted EPS of $0.32 and decreased $.01 from $0.37 in the fourth quarter of fiscal year 2006.  Net income in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for the fourth quarter of fiscal year 2007 of $95.7 million decreased $2.8 million or 2.9% from $98.6 million reported in the third quarter and decreased $20.0 million or 17% from $115.7 million in the fourth quarter of fiscal year 2006.  In April 2007, the Company entered into a $3.0 billion accelerated share repurchase (“ASR”) transaction funded by $1.3 billion of the Company’s own cash and $1.7 billion of convertible debt.  As a result the Company had both a decrease in interest income and an increase in interest expense reducing pre tax income by $19.5 million. The Company retired 72.2 million shares during the fourth quarter of fiscal year 2007 and expects to retire an additional 7.7 million shares during the first quarter of fiscal year 2008. Consequently, the transaction has been accretive to EPS as the impact of the reduced shares was greater than the increased interest expense and reduced interest income.

Revenue for the year ended July 1, 2007 was $1.083 billion, a decrease of 1.0% from revenue of $1.093 billion for the previous fiscal year.  Diluted EPS for the twelve months ended July 1, 2007 was $.02 per share higher at $1.39 compared with $1.37 for the prior fiscal year.  Net income in accordance with GAAP for fiscal year 2007 of $411.7 million decreased $17.0 million or 4.0% from $428.7 million reported in the previous fiscal year.  Total cash dividends paid during fiscal year 2007 of $192.4 million increased $38.6 million or 25% over the prior fiscal year. A cash dividend of $0.18 per share will be paid on August 22, 2007 to stockholders of record on August 10, 2007.

Non-GAAP diluted EPS for the fourth quarter of fiscal year 2007 was $0.42 a $.05 per share increase over $0.37 reported from the sequential March quarter and $.01 per share increase over the fourth quarter of fiscal year 2006.  Fourth quarter non-GAAP net income of $109.9 million decreased $1.8 million from $111.7 million in the third quarter and decreased $16.0 million from the fourth quarter of fiscal year 2006.  Fiscal year 2007 non-GAAP net income of $463.4 million decreased 1.0% or $3.5 million from non-GAAP net income of $466.9 million in the previous fiscal year. The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  Reconciliations of reported net income and reported net income per diluted share to non-GAAP net income and non-GAAP net income per diluted share, respectively, are included at the end of this press release.

According to Lothar Maier, CEO, "The Company ended the year on a positive note with sequential quarterly revenue growth of 5.1% and sequential earnings per share growth of 12.5%.  Moreover, orders placed on the Company increased during the quarter and we had a positive book to bill ratio. In addition, we are encouraged by the financial markets’ positive reaction to the Company’s ASR discussed above and we feel that the Company is well positioned with its new capital structure.

Looking forward, although the summer or September quarter is typically a slow quarter for industrial and communication infrastructure businesses, this should be offset by growing strength in consumer oriented businesses. In addition, our earnings per share will have a full quarter positive impact from the accelerated share repurchase because the increase in interest expense and lower interest income will be more than offset by the decrease in outstanding shares. Currently, we expect revenues in the September quarter to increase 4% to 6% from the June quarter and to have EPS increase more in the high end of this range.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 2, 2006.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July, 25 2007 at 8:30 a.m. Pacific Coast Time.   Those investors wishing to listen in may call (719) 955-1566 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from July 25 through July 31, 2007.  You may access this post view by calling (719) 457-0820 and entering reservation #3849297.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 26, 2007 until the fourth quarter earnings release next year.

Linear Technology Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits. Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products  such as optical  switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	July 1,	April 1,	July 2,	July 1,	July 2,
	2007	2007	2006	2007	2006
Revenues	$268,116	$254,992	$292,930	$1,083,078	$1,092,977
Cost of sales (1)	61,338	56,535	63,615	241,513	238,400
Gross profit	206,778	198,457	229,315	841,565	854,577

Expenses:
Research & development (1)	46,713	45,364	44,048	183,557	160,849
Selling, general & administrative (1)	32,861	32,807	34,045	133,690	129,778
	79,574	78,171	78,093	317,247	290,627
Operating income	127,204	120,286	151,222	524,318	563,950
Interest expense	(10,795)	(423)	(454)	(12,093)	(1,876)
Interest income	7,908	17,012	15,679	57,699	54,734

Income before income taxes	124,317	136,875	166,447	569,924	616,808
Provision for income taxes	28,593	38,325	50,767	158,249	188,128

Net income	$95,724	$98,550	$115,680	$411,675	$428,680

Earnings per share:
Basic	$0.37	$0.33	$0.38	$1.42	$1.40
Diluted	$0.36	$0.32	$0.37	$1.39	$1.37

Shares used in the calculation of earnings per share:
Basic	260,664	299,455	304,296	290,502	305,156
Diluted	266,474	304,640	311,221	296,616	313,285

(1) Includes stock-based compensation charges as follows:

Cost of sales	$2,946	$2,933	$2,471	$11,481	$8,307
Research and development	9,595	9,563	7,533	37,341	24,864
Sales, general and administrative	5,885	5,839	4,764	22,786	21,884

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	July 1,	July 2,
	2007	2006
	(audited)	(audited)
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$633,307	$1,819,587

Accounts receivable, net of allowance for doubtful accounts of $1,775 ($1,808 at July 2, 2006)	130,546	154,297

Inventories	51,075	39,031

Deferred tax assets and other current assets	46,176	64,221
Total current assets	861,104	2,077,136

Property, plant & equipment, net	266,600	247,969

Other noncurrent assets	86,996	65,790
Total assets	$1,214,700	$2,390,895

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$11,161	$14,574

Accrued income taxes, payroll & other accrued liabilities	128,762	174,239

Deferred income on shipments to distributors	39,946	48,013
Total current liabilities	179,869	236,826

Convertible senior notes	1,700,000	-

Deferred tax and other long-term liabilities	42,796	49,571

Stockholders’ equity:
Common stock	902,135	1,063,446

(Accumulated Deficit)/ Retained Earnings	(1,609,453)	1,046,137

Accumulated other comprehensive income	(647)	(5,085)
Total stockholders’ equity	(707,965)	2,104,498
	$1,214,700	$2,390,895

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended						Twelve Months Ended
	July 1,		April 1,		July 2,		July 1,		July 2,
	2007		2007		2006		2007		2006

Reported net income (GAAP basis)	$ 95,724		$ 98,550		$ 115,680		$ 411,675		$ 428,680

Stock-based
compensation (1)	18,426		18,335		14,768		71,608		55,055

Income tax effect of
non-GAAP
adjustments	(4,238)		(5,134)		(4,504)		(19,883)		(16,792)

Non-GAAP net income	$ 109,912		$ 111,751		$ 125,944		$ 463,400		$ 466,943

Non-GAAP earnings per share excluding the effects of stock based compensation:
Basic	$ 0.42		$ 0.37		$ 0.41		$ 1.60		$ 1.53
Diluted	$ 0.42		$ 0.37		$ 0.41		$ 1.57		$ 1.50

Shares used in the calculation of Non-GAAP earnings per share:
Basic	260,664		299,455		304,296		290,502		305,156
Diluted	264,842	(2)	302,924	(2)	309,196	(2)	294,792	(3)	311,356	(3)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes 1,632, 1,716 and 2,025 shares for the three months ended July 1, 2007, April 1, 2007 and July 2, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

3)
Excludes 1,824 and 1,929 shares for the twelve months ended July 1, 2007 and July 2, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.